As filed with the Securities and Exchange Commission on May __, 1998

                                                               Registration No.:

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                            SIRCO INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

            New York                                          13-2511270
   (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                        Identification Number)

                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901

                                 (203) 359-4100
               (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive offices)

                                   JOEL DUPRE
                Chairman of the Board and Chief Executive Officer
                            Sirco International Corp.
                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901
                                 (203) 359-4100
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy To:

                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                            New York, New York 10022
                                 (212) 421-4100

         Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after this Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            -------------------------

                                          Calculation Of Registration Fee


                                                                      Proposed         Proposed
                                                                       Maximum          Maximum
                                                                      Offering         Aggregate
          Title of Each Class of                  Amount to           Price Per        Offering          Amount of
        Securities to be Registered             be Registered          Share*           Price*        Registration Fee
        ---------------------------             -------------          ------           ------        ----------------

Common Stock, $.01 par value...............     660,000 shares          $5.875         $3,877,500            $775.50

-------------

* Calculated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee (based on the closing price per share of the Registrant's Common Stock as reported on the NASDAQ Small Cap market on May 11, 1998.)


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED MAY 12, 1998

PROSPECTUS

                                 660,000 Shares

                            SIRCO INTERNATIONAL CORP.

                                  Common Stock
                              ---------------------

         This Prospectus relates to the offering and resale by the Shareholders named herein (the "Selling Shareholders") of up to 600,000 shares of common stock, par value $.10 per share (the "Common Stock"), of Sirco International Corp. (the "Company"). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. The Common Stock is traded on the NASDAQ Small Cap market under the symbol "SIRC." The last reported high and low trade prices for the Common Stock on May 11, 1998, were $6.6875 and $5.75 per share, respectively.

         The sale of Common Stock by the Selling Shareholders may be sold from time to time directly or by pledgees, donees, transferees or other successors in interest in the over-the-counter market, or on any stock exchange on which shares of Common Stock may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of distribution, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares of Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Shareholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         The aggregate proceeds to the Selling Shareholders from the sale of the shares of Common Stock offered hereby will be the purchase price of the shares of Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock, except for selling commissions associated with the sale of such shares, all of which will be paid by the Selling Shareholders.

                 SEE "RISK FACTORS" AT PAGE 6 OF THIS PROSPECTUS

--------------------------------------------------------------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES AND COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
             PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
--------------------------------------------------------------------------------


                  The date of this Prospectus is ______, 1998.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission, can be inspected and copied, upon payment of prescribed fees, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov.

         The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1997, as amended by the Company's Form 10-K/A dated May 7, 1998;

         (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 1998; and

         (3)      The Company's Proxy Statement dated May 11, 1998.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the securities offered hereby to whom this Prospectus is delivered, upon written or oral request. Requests should be made to Mr. Paul H. Riss, Chief Financial Officer of the Company, 24 Richmond Hill Avenue, Stamford, Connecticut 06901 (telephone number: (203) 359-4100).

         The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; the loss of major customers; dependence on foreign sources of supply; the loss of licenses; availability of management; availability, terms and deployment of capital; the seasonal nature of the Company's business; and changes in state and federal regulations of the telecommunications industry.

                                   THE COMPANY

         The Company designs, manufacturers and markets a broad line of soft luggage, sports bags, backpacks, children's bags, tote bags and related products. The Company's strategy is to produce a diverse line of high quality, fashionable products at competitive prices. The Company believes its ability to merchandise high quality products is facilitated by its creative design, manufacturing and sourcing capabilities.

         The Company sells its products under many trade names, including "Cross Trainer," "J.T. Madison," "Mondo" and "Sirco Kids," all of which are registered. In addition, the Company sells its products under certain trademarked names licensed from others, including "Dunlop," "Generra," "Gold's Gym," "Hedgren," "Koosh," "Maui and Sons" and "Perry Ellis". The Company also designs and manufactures soft luggage and sports bags on a contract basis for unaffiliated retailers and sportswear companies, and sells luggage and American Airlines logo products to American Airlines, Inc. employees.

         Virtually all of the Company's products are manufactured by foreign suppliers in accordance with the Company's design specifications. During the fiscal year ended November 30, 1997, approximately 68% of the Company's products were manufactured in the People's Republic of China. The primary markets for the Company's products are the United States and Canada.

         The Company sells its luggage, sport bags, backpacks and related products primarily to large national retail chain stores, including Target, Sears, Kmart and Wal-Mart, and to regional discount store chains, such as ShopKo, Bradlees and Caldor. The Company also sells to department stores and other specialty stores, including Federated Stores (Bloomingdale's and Stern's), The May Company, Innovation Luggage and Bentley's Luggage, and to apparel chain stores, such as The Marmaxx Group and Ross Stores. The Company also sells its products to sporting goods retailers, such as Gold's Gym, and to warehouse clubs, such as Price Costco. The loss by the Company of several of these customers would have an adverse effect on the Company's operations. However, the Company believes that these customers, if lost, could be partially, if not completely, replaced by others.

         During the fiscal years ended November 30, 1997, 1996 and 1995, sales to Target represented approximately 27%, 19% and 25%, respectively, of net sales. Sales to Kmart represented approximately 17% and 11% of net sales in the fiscal years 1997 and 1996, respectively. Furthermore, in the fiscal year ended November 30, 1997, sales to The Marmaxx Group represented approximately 14% of net sales.

         The Company currently maintains showrooms in New York City and Ontario, Canada. The Company solicits business directly from its customers, using the services of both full-time sales persons and independent sales representatives. The independent sales representatives represent a number of manufacturers or wholesalers other than the Company, and are compensated on a commission basis, typically pursuant to the terms of a non-exclusive sales representative contract. The Company fills orders on the terms and conditions of standard purchase orders it receives from customers.

         After extensive negotiations with FILA Sport S.p.A. ("FILA"), in February 1996, the Company and FILA entered into an agreement pursuant to which the Company ceased shipping FILA product under a non-exclusive license with FILA during fiscal 1996. Net sales of the FILA product for the fiscal year ended

November 30, 1996, were approximately $8,584,000 (including approximately $482,000 sold to FILA), or approximately 30.9% of the Company's total net sales. The Company did not sell any products bearing the FILA name or logo in fiscal 1997. The loss of the FILA trademark had an adverse effect on the Company's results of operations in the fiscal year ended November 30, 1997 and will have an adverse impact on the Company's results of operations for the fiscal year ending November 30, 1998.

         During fiscal 1996, the Company received notification from Airway Industries Inc. ("Airway") that Airway would not renew its license agreement with the Company pursuant to which Sirco International (Canada) Limited, the Company's Canadian subsidiary ("Sirco Canada"), was granted an exclusive license to sell in Canada, luggage and luggage related products under the trade names "Atlantic" and "Oleg Cassini" through December 31, 1996. During the first quarter of fiscal 1997 (prior to the December 31, 1996 termination date) and the fiscal year ended November 30, 1996, sales of Atlantic product approximated $472,000 and $5,782,000, respectively, which represented approximately 2.9% and 20.8%, respectively, of the Company's total net sales for those periods, and approximately 63.8% and 95.4%, respectively, of the total net sales of Sirco Canada for those periods. The loss of the Airway license agreement had an adverse impact on the Company's results of operations for the year ended November 30, 1997, and will have an adverse effect on the Company's results of operations throughout the fiscal year ending November 30, 1998.

         During the latter part of fiscal 1997, the Company's Board of Directors began to review proposals for increasing the value of the Company's common stock and thereby increasing shareholder value by considering alternative business opportunities, including several outside of the luggage industry. Based in part on the significant growth opportunities in the telecommunications industry and the relatively high valuations that have been placed on competitive local exchange carriers ("CLECs') by the U.S. capital markets, in the fourth quarter of fiscal 1997, the Board determined to diversify into two business segments, one focusing on the travel business (luggage, sport bags and the American Airlines employee stores), and the other focused on the telecommunications industry, including primarily CLECs.

         In furtherance of its diversification strategy, since October 1997, the Company has made several investments in Access One Communications Corp. (formerly known as CLEC Holding Corp.) ("Access One"), which owns 95% of the capital stock of The Other Phone Company, Inc. ("OPC"), an integrated telecommunications provider based in Florida. The Company accounts for its investment in Access One using the equity method of accounting. At May 1, 1998, the Company was the largest shareholder of Access One, owning approximately 30.2% of Access One's capital stock. Access One has advised the Company that, at February 28, 1998, OPC had approximately 9,000 local access lines, compared to approximately 2,500 access lines at September 9, 1997.

         As an additional step towards this strategy, the Company acquired Essex Communications, Inc. ("Essex"), a newly formed CLEC, on February 27, 1998. Essex intends to attract and retain a geographically concentrated customer base in the metropolitan New York region, primarily through the resale of products and services of incumbent and alternative facilities-based local providers. In March and April 1998, Essex signed agreements with affiliates of Bell Atlantic Corporation allowing Essex to resell local telephone service in New York and New Jersey. Essex has also filed an application to resell local telephone service with the Connecticut Department of Public Utility Control ("CDPUC"). Upon receipt of the requisite approval of the CDPUC, Essex intends to enter into a resale agreement with Southern New England Telecommunications Corporation that will allow Essex to resell local telephone service in the State of Connecticut. Essex intends to focus its marketing efforts primarily on small- and medium-sized businesses with telecommunications usage of less than $2,000 per month. Its customer service strategy will include being more responsive and innovative in satisfying customers' needs, while providing a product that is less expensive than the telephone service provided by the regional Bell operating companies. In addition to local telephone line usage, Essex plans to sell other enhanced and value added telecommunication services, such as voice mail, paging, long-distance and teleconferencing.

         The Company has not declared any cash dividends during the past five fiscal years with respect to the Common Stock. The declaration by the Company of any cash dividends in the future will depend upon the determination of the Company's Board of Directors as to whether, in light of the Company's earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. The Company's current financing arrangements prohibit the payment of dividends without the prior written consent of its lender.

         The Company was incorporated under the laws of New York on July 22, 1964. The executive offices of the Company are located at 24 Richmond Hill Avenue, Stamford, Connecticut 06901, and its telephone number at that address is
(203) 359-4100.

                                  RISK FACTORS

         The purchase of the Company's Common Stock involves a high degree of risk, including, but not necessarily limited to, the risks described below:

         Reliance on License Agreements; Recent Termination of Material Licenses and Possible Termination of Existing Licenses. Sales of licensed products accounted for approximately 66%, 83% and 65% of the Company's net sales during fiscal 1997, 1996, and 1995, respectively. Sales of products developed and sold under the Company's license from FILA accounted for approximately 30.9% and 21.4% of the Company's total net sales in fiscal 1996 and 1995, respectively. Sales of products developed and sold under the Company's license from Airway Industries Inc. ("Airway") accounted for approximately 2.9%, 20.8% and 14.4% of the Company's total net sales in fiscal 1997, 1996 and 1995, respectively. The Company's licenses with FILA and Airway were terminated in 1996. Primarily as a result of the termination of the FILA and Airway licenses, the Company's net sales for the year ended November 30, 1997 declined by approximately $11,738,000 when compared to the fiscal year ended November 30, 1996, which had a material adverse effect on the Company's results of operations. See "The Company." Although, during fiscal 1996, the Company entered into new license agreements to develop and sell products bearing the "Perry Ellis" and "Hedgren" names and logos, there can be no assurance that the Company will be able successfully to develop and sell products under its Perry Ellis and Hedgren licenses in sufficient quantity to replace the product sales under the Company's former FILA and Airway licenses. In addition, there can be no assurance that the Company will be able to procure new license agreements or renew existing license agreements on commercially reasonable terms, or that existing licenses will not be terminated. The Company's license agreements limit both the products that can be manufactured thereunder and the territory and market in which such products may be marketed. Certain of the Company's license agreements require licensor approval before merger, reorganization, certain management changes or assignment of the license, which restrictions could affect the growth of the Company. In addition, the Company's licensors typically have the right to approve, in their sole discretion, the products developed by the Company and the third party manufacturers of such product. Obtaining such approval may be time consuming and could adversely affect the timing of the introduction of new products.

         Adversely Changing Consumer Preferences; New Product Introductions. As a result of changing consumer preferences, some of the Company's products may be successfully marketed for only one or two years. There can be no assurance that any of the Company's products or any of the Company's product lines will continue to be popular. During fiscal 1997, the Company introduced its "Perry Ellis," "Koosh" and "Hedgren" product lines. There can be no assurance that any of these new product lines will be successful or that any new products or product lines will be successful. The Company's products compete with other similar products for retail shelf space. There can be no assurance that shelf space in retail stores will be available to support the Company's existing products or the expansion of the Company's products and product lines.

         Dependence on Key Personnel. The Company's future success will be highly dependent on the continued efforts of Joel Dupre, Chairman of the Board and Chief Executive Officer of the Company. The Company has no employment agreement or noncompete agreement with Mr. Dupre nor key-man life insurance on the life of Mr. Dupre. The loss of the services of Mr. Dupre could have a material adverse effect upon the Company. The Company's success is also dependent upon its ability to retain its key management, sales, marketing and product development personnel and to attract other personnel to satisfy the Company's needs. There can be no assurance that the Company will be successful in retaining and attracting such personnel.

         Dependence on Third Party Manufacturers; No Long-Term Contracts; International Relations. To date, substantially all of the Company's products have been manufactured by third parties in The People's Republic of China, the Philippines, Taiwan and Thailand. During the fiscal years ended November 30, 1997, 1996 and 1995, approximately 67.8%, 63.9% and 80.9%, respectively, of the Company's products were manufactured in The People's Republic of China. The Company does not have long-term contracts with any of these manufacturers. Although the Company believes that it could arrange alternate sources of manufacturing if the need arose, the Company has made no plans for securing alternate sources in the event its present arrangements with any of its existing manufacturers prove impossible to maintain, and there can be no assurance that there would be sufficient alternate manufacturing facilities to meet the increased demand for production which would likely result from a disruption of manufacturing sources in China or any other foreign country. Furthermore, such a shift to alternate facilities, if available, would likely result in increased manufacturing costs and may subject the Company's products to additional and/or higher quotas, duties, tariffs or other restrictions.

         Foreign manufacturing is generally subject to risks such as transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies, restrictions on the transfer of funds and fluctuations of the United States Dollar against foreign currencies. While the Company to date has not experienced any material adverse effects due to foreign manufacturing, there can be no assurances that such events will not occur in the future. The occurrence of any such event, particularly one affecting the Company's business with Chinese manufacturers, would have a material adverse effect on the Company.

         Reliance on Customers and Retailers for Sales and Distribution. The Company sells and distributes its products principally through large national retail chain stores, regional discount store chains, department and specialty stores. There can be no assurance that the Company will be successful in maintaining its existing arrangements with its customers or in entering into arrangements with additional customers. A loss of several of these customers could adversely effect the Company's profitability. During the fiscal years ended November 30, 1997, 1996 and 1995, sales to Target represented approximately 27%, 19% and 25%, respectively, of net sales. Sales to Kmart represented approximately 17% and 11% of net sales in the fiscal years ended November 30, 1997 and 1996, respectively. Furthermore, in the year ended November 30, 1997, sales to The Marmaxx Group represented approximately 14% of net sales. The loss of any of these customers could have a material adverse effect on the Company's business and results of operations.

         Competition. The luggage, sport bag and backpack industry is highly competitive. Many of the Company's competitors have longer operating histories, broader product lines and greater financial resources and advertising budgets than the Company. In addition, the luggage, sport bag and backpack industry has nominal barriers to entry. Competition is based primarily on the ability to design and develop new products, procure licenses for popular characters and trademarks, and successfully market products. Many of the Company's competitors, including certain of the Company's licensors, offer similar products or alternatives to the Company's products. The Company has not in the past and does not in the immediate future plan to devote any material amount of its capital resources to advertising. There can be no assurance that the Company will be able to continue to compete effectively in this marketplace.

         Risks Associated with Telecommunications Division. In the fourth quarter of fiscal 1997, the Board of Directors of the Company determined to diversify into the telecommunications industry. In furtherance of its diversification  strategy,  since  October  1997,  the Company has made  several investments in Access One, which owns 95% of OPC, an integrated telecommunications provider based in Florida, and in February 1998, the Company acquired Essex, a newly-formed CLEC. See "The Company". The Company's diversification strategy involves a high degree of risk, including, but not necessarily limited to, the risks described below:

         Short Operating History; Net Losses. Since its inception, Essex has been engaged almost exclusively in organizational activities and in obtaining the required authorizations to operate as a telephone reseller in the States of Connecticut, New Jersey and New York. Essex first began marketing its telecommunications products in early May 1998. Accordingly, Essex has had a limited relevant operating history upon which an evaluation of its prospects can be made. Consequently, the likelihood of success of Essex must be considered in view of all of the risks, expenses and delays inherent in the establishment of a new business, including, but not limited to, expenses, complications and delays that cannot be foreseen when a new business is commenced, initiation of marketing activities, the uncertainty of market acceptance of new products, intense competition from larger, more established competitors and other factors.

         Since its inception, Essex has incurred a net loss and has not generated any operating revenues. There can be no assurance that Essex will be able to compete successfully in the telecommunications business.

         The development and expansion of the Company's telecommunications business require significant capital and operational and administrative expenditures, a substantial portion of which will be incurred before the realization of significant revenues. These expenditures will result in negative cash flow until an adequate customer base can be established. There can be no assurance that the Company will achieve or sustain profitability.

         Risks of Acquisitions, Implementation and Suitable Resale Arrangements. The Company intends to develop and expand its telecommunications business and to enter new markets initially through the acquisition of additional telecommunications and related businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including adverse effects on the Company's operating results, diversion of management's attention, failure to retain acquired key personnel, risks associated with unanticipated events or circumstances or legal liabilities and the possible impairment of the value of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The development and expansion of the Company's telecommunications business and its entry into new markets will be dependent, among other things, on its ability to lease or purchase suitable sites, obtain equipment on a timely basis, negotiate suitable resale or interconnect arrangements with incumbent local exchange carriers ("ILECs") on satisfactory terms and conditions and finance such expansion. These factors and others could adversely affect the ability of the Company to expand its telecommunications customer base and commence operation in new markets. If the Company is not able to develop and expand its telecommunications business or enter new markets in accordance with its plans, the development and growth of its telecommunications business would be materially adversely affected.

         Dependence on Key Personnel and Consultants. The Company's telecommunications business is managed by a small number of key management and operating employees and consultants, the loss of whom could have a material adverse impact on the Company's telecommunications business. The Company believes that its future success in the telecommunications business will depend in large part on its ability to attract and retain highly skilled and qualified telecommunications personnel.

         Reliance on Others. The Company's telecommunications business is organized in a manner that includes extensive reliance on third parties in order to limit the Company's capital expenditures and support staff. The Company does not own any part of a local exchange network or a long distance network. As a result, the Company depends entirely on facilities-based carriers for the transmission of customer telephone calls. Under the Telecommunications Act of 1996, the Company is entitled to purchase capacity from facilities-based carriers by entering into resale agreements with such carriers. The risks inherent in this approach include, but are not limited to, negotiating and renewing favorable resale agreements, timeliness of the ILEC in processing the Company's orders for customers who seek to utilize the Company's services, effectiveness of outside telemarketing services to attract new customers, and reliance on others for prompt and accurate billing of the Company's customers.

         Competition; Rapid Technological Change. In the markets in which the Company intends to compete, the Company will face significant competition for its local telephone services from ILECs, which currently dominate their local telecommunications markets, other CLECs and others. ILECs have long-standing relationships with their customers that may create competitive barriers. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

         Although the Company plans to offer rates for its services that are below those currently charged by ILECs, ILECs or new competitors with greater capital and other resources than the Company may meet or undercut the Company's proposed price structure and prevent the Company from attaining the share of the telecommunications market necessary to achieve profitable telecommunications operations.

         The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will not materially affect or hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted.

         Regulation. The Company's telecommunications business will be subject to varying degrees of federal, state and local regulation. The telecommunications industry in general, and the CLEC industry in particular, is undergoing substantial regulatory change and uncertainty. Delays in receiving required regulatory approvals, new court decisions or the enactment of new adverse regulations or regulatory requirements may have a material adverse effect on the Company's telecommunications business, financial condition and results of operations.

         Dividend Policy; No Dividend Payments in Near Future. For the foreseeable future, the Company expects to retain earnings to finance the expansion and development of its business. Any future payment of cash dividends will be within the discretion of the Company's Board of Directors, which is controlled by the present shareholders, and will depend, among other factors, on the earnings, capital requirements, operating and financial condition of the Company and other relevant factors, and compliance with various financing covenants to which the Company is or may become a party. At present, the Company is party to a credit facility with Coast Business Credit, a division of Southern Pacific Thrift & Loan Association ("Coast"), that prohibits the payment of dividends without the prior consent of Coast. See "Item 5. Market for the Company's Common Equity and Related Stockholder Matters" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for the year ended November 30, 1997, as amended, which is incorporated by reference herein.

         Limited Public Market and Possibility Volatility of Stock Price. Although there is a public market for the Common Stock, the market for the Common Stock is thinly traded. The trading prices of the Common Stock could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors and other events and factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to their performance, and may adversely affect the market price for the Common Stock.

         Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of New York Law. The Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock of the Company ("Preferred Stock") in one or more series, and to determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further vote or action by shareholders. The Company has no current plans to issue shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate activities, could have the effect of making it more difficult for a third party to acquire control of the Company. Further, certain anti-takeover provisions of New York law could delay or make more difficult a change of control of the Company. While such provisions are intended to enable the Board of Directors to maximize shareholder value, they may have the effect of discouraging takeovers that could be in the best interest of certain shareholders. There can be no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future. In addition, the Company's charter provides that its directors shall not be personally liable to the Company or its shareholders for monetary damages in the event of a breach of fiduciary duty to the extent permitted by New York law.

                                 USE OF PROCEEDS

         The shares of Common Stock offered hereby are being registered for the account of the Selling Shareholders. The Company will not receive any part of the proceeds from the sale of the Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The Company has been informed by the Selling Shareholders that the name, address, maximum number of shares of Common Stock to be sold and total number of shares of Common Stock owned by each Selling Shareholder are as set forth in the following table. The Selling Shareholders may sell all or part of their shares of Common Stock pursuant to this Prospectus, and the offering of shares of Common Stock hereunder is not being underwritten on a firm commitment basis. As a result, no estimates can be given as to the number and percentage of shares of Common Stock that will be held by each Selling Shareholder upon termination of the offering made by this Prospectus.

                                                    No. of Shares
                                                  Beneficially Owned        Percentage of Class           Maximum No.
              Name and Address                    Prior to Offering              Ownership          of Shares to be Offered
              ----------------                    -----------------              ---------          -----------------------
Ideal Pacific Ltd.                                    377,777(a)                   6.9%                       66,667
Block N, 4/F Phase Three Kaiser Estates
11 Hok Yuen Street, Hong Hom
Kowloon, Hong Kong

Evereal Industries Limited                            377,777(a)                   6.9%                       44,444
Block N, 4/F Phase Three Kaiser Estates
11 Hok Yuen Street, Hong Hom
Kowloon, Hong Kong

TN Capital, Inc.                                      247,500(b)                   4.5%                      100,000
1616 Post Road East
Suite 4222
Fairfield, Connecticut  06430

Access One Communications Corp                        210,000                      3.8%                      210,000
3427 N.W. 55th Street
Ft. Lauderdale, Florida  33309

Constellation Enterprise Co., Ltd.                    177,777(c)                   3.2%                       88,889
199 Chung Ching North Road
11th Floor, Section 3
Taipei, Taiwan R.O.C.

Richard Greenberg                                      50,000                        *                        50,000
5 Briar Court
Melville, New York  11747

Winner Camping Goods Mfy. Ltd.                         30,000                        *                        30,000
13/F, Block N-0 Wah Lik Ind. Centre
459-469 Castle Peak Road, Tsuen Wan, N.T.
Tai Tak Industrial Building
Kowloon, Hong Kong

Koon Hing Plastic Factory                              30,000                        *                        30,000
Fuk Tsun Fty. Bldg., 4/F., Block "A"
66-68 Fuk Tsun Street
Kowloon, Hong Kong

Kenneth Baritz(d)                                      20,000                        *                        20,000
5519 North Miltary Trail
Boca Raton, Florida  33496

Michael Burman                                         10,000                        *                        10,000
19355 King Palm Court
Boca Raton, Florida  33498

Jaymac, Inc.                                           10,000                        *                        10,000
16 Pond Road
Woodbury, New York  11797
                                                    1,163,054                                                660,000
                                                                                                             =======

----------------------

*    Less than 1%.

(a) Includes 66,667 shares of Common Stock owned of record by Ideal Pacific Ltd., 44,444 shares of Common Stock owned of record by Evereal Industries Limited and 266,666 shares of Common Stok owned of record by Pacific Million Enterprise Ltd. ("Pacific"), 95% of the outstanding shares of which are owned by Joseph Takata, who is the Managing Director of Ideal Pacific Ltd. and has a controlling equity interest in Evereal Industries Limited. Pacific has granted to Joel Dupre, the Chairman of the Board and Chief Executive Officer of the Company, an option to purchase all of the 266,666 shares it owns of record.

(b) Includes 2,500 shares of Common Stock issuable upon the exercise of outstanding stock options.

(c) Includes 88,888 shares of Common Stock owned of record by Albert H. Cheng, the President of Constellation Enterprise Co., Ltd. Mr. Cheng has granted to Joel Dupe an option to purchase all of the 88,888 shares he owns of record.

(d) Mr. Baritz is the Chairman of the Board and Chief Executive Office of Access One Communications Corp.

         On April 23, 1998, Access One acquired from the Company 350,000 shares of Common Stock, including the 210,000 shares to be sold hereunder.

         In October 1997, the Company acquired from Access One 3,000,000 shares of common stock of Access One in consideration of the issuance to Access One of 425,000 shares of Common Stock, which shares of Common Stock were sold by Access One in February 1998. In connection with such transaction, Access One granted the Company the right to nominate one director to the Board of Directors of Access One. The Company has nominated Paul H. Riss, its Chief Financial Officer and a director of the Company, as its representative to the Board of Directors of Access One. Access One has granted to Mr. Riss, as well as its other non-affiliated directors, three-year options to purchase up to 100,000 shares of common stock of Access One with an exercise price of $1.00 per share.

         Prior to such transactions, Access One owned no shares of Common Stock or other securities of the Company, and was not otherwise affiliated with, and did not have any material relationship with, the Company or any of its affiliates, except that on September 9, 1997, Access One borrowed from Joel Dupre, Chairman of the Board and Chief Executive Officer of the Company, $150,000 under a promissory note that was repaid on November 10, 1997 through the conversion into 306,000 shares of common stock of Access One. The promissory note carried an interest rate of 12% per annum. In addition, Mr. Dupre was granted three-year warrants to purchase up to 150,000 shares of common stock of Access One at $1.20 per share. Of the $150,000 originally loaned by Mr. Dupre to Access One, Mr. Dupre borrowed $100,000 from Joseph Takada, a shareholder of the Company and the Managing Director of Ideal Pacific Ltd., the Company's manufacturing agent in Hong Kong, and $50,000 from Albert Cheng, a shareholder of the Company and the President of Constellation Enterprise Co., Ltd., a supplier of certain of the Company's luggage and backpack products. See "Item
13. Certain Relationships and Related Transactions" in the Company's Annual Report on Form 10-K for the year ended November 30, 1997, as amended, which is incorporated by reference herein.

         Ideal Pacific Ltd. ("Ideal") is the Company's manufacturing agent in Hong Kong. During the fiscal year ended November 30, 1997, the Company paid aggregate commissions of approximately $40,000 to Ideal.

         During the year ended November 30, 1997, the Company purchased approximately $891,000 of luggage and backpack products from Constellation Enterprise Co., Ltd.

         During the year ended November 30, 1997, the Company purchased approximately $2,507,000 of luggage, sports bag and backpack products from Hing Wah Leather Products Manufactory Ltd., an affiliate of Winner Camping Goods Mfy. Ltd.

         During  the  year  ended  November  30,  1997  the  Company   purchased
approximately $573,000 of luggage, sports bag and backpack products from Koon Hing Plastic Factory.

         During the year ended November 30, 1997, the Company purchased approximately $942,000 of sports bag and backpack products from Evereal Industries Limited.


                              PLAN OF DISTRIBUTION

         The sale of Common Stock by the Selling Shareholders may be sold from time to time directly or by pledgees, donees, transferees or other successors in interest in the over-the-counter market, or on any stock exchange on which shares of Common Stock may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of distribution, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares of Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Shareholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders and any broker-dealers acting in connection with the sale of shares of Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares of Common Stock as principals may be deemed underwriting compensation under the Securities Act.

         Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing: (i) the name of the Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

         The Selling Shareholder reserves the sole right to accept and, together with any agent of the Selling Shareholder, to reject in whole or in part any proposed purchase of the shares of Common Stock. The Selling Shareholder will pay any sales commissions or other seller's compensation applicable to such transactions.

         Offers and sales of shares of the Common Stock have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the shares of Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock may not simultaneously engage in market-making activities with respect to such shares of Common Stock for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholders or any such other person. All of the foregoing may affect the marketability of the Common Stock and the broker's' and dealers' ability to engage in market-marking activities with respect to the Common Stock.

         The Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock hereby, estimated to be approximately $16,000.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.10 per share, and 1,000,000 shares of Preferred Stock, par value $.10 per share. At May 11, 1998, 5,475,400 shares of Common Stock were issued and outstanding; no shares of Preferred Stock are outstanding as of the date hereof.

         Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to Shareholders for a vote. Holders of shares of Common Stock will have no preemptive, subscription or conversion rights. All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of shares of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor. The Company has not declared any cash dividends during the past fiscal year with respect to its Common Stock. The declaration by the Company of any cash dividends in the future will depend upon the determination of the Company's Board of Directors as to whether, in light of the Company's earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, the Company is party to a credit facility that prohibits the payment of dividends without the prior consent of its lender.

         If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

         The holders of a majority of the outstanding shares of Common Stock constitute a quorum at any meeting of the shareholders. Directors of the Company are elected by a plurality of the votes cast at a meeting of shareholders. The Common Stock does not have cumulative voting rights; therefore, the holders of a majority of the outstanding shares of Common Stock can elect all directors of the Company. In general, shareholders action other than the election of directors must be authorized by a majority of the votes cast at a meeting of shareholders. However, the Business Corporation Law of the State of New York (the "BCL") provides that certain extraordinary matters, such as a merger or consolidation in which the Company is a constituent corporation, a sale or other disposition of all or substantially all of the Company's assets, and the dissolution of the Company, require the vote of the holders of two-thirds of all outstanding voting shares. Most amendments to the Company's Certificate of Incorporation require the vote of the holders of a majority of all outstanding voting shares.

         Under the Company's Certificate of Incorporation, as amended, shares of Preferred Stock can be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, the Board of Directors has the authority to issue these shares of Preferred Stock without shareholder approval. The Company has no present plans, arrangements, commitments or understandings regarding the issuance of any shares of Preferred Stock.

         The Board of Directors is able to issue authorized and unissued shares of one or more new series of Preferred Stock with such voting, conversion, liquidation, redemption and other rights as the Board determines in its sole discretion without further shareholder action. Any issuance of shares of Preferred Stock could have the effect of diluting the earnings per share and book value of existing shares of Common Stock. Because the Board of Directors has the authority to fix the voting rights to be accorded to any series of Preferred Stock, the holders of shares of a new series of Preferred Stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions in circumstances where New York law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of Preferred Stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition, to those of the Common Stock.

         Although the Company currently has no such intention, authorized but unissued shares of Preferred Stock could be used to make more difficult a change in control of the Company. Any issuance of shares of Preferred Stock could dilute the stock ownership of persons seeking to gain control of the Company. Shares of a new series of Preferred Stock could also be convertible into a large number of shares of Common Stock or have other terms which might make more difficult or costly the acquisition of a controlling interest in the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control of the Company. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote as a class, either separately or with the holders of the Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of the Company.

         The registrar and transfer agent for the Company's Common Stock is Registrar and Transfer Company.



                                  LEGAL MATTERS

         Certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Pryor Cashman Sherman & Flynn LLP, New York, New York.


                                     EXPERTS

         The consolidated balance sheets of the Company as of November 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended November 30, 1997 appearing in the Company's Annual Report on Form 10-K for the years ended November 30, 1997, as amended, have been audited by Nussbaum Yates & Wolpow, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which is based in part on the report of Blackman Kallick Bartelstein, LLP. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------
      No dealer, sales representative, or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                                 ---------------


                                TABLE OF CONTENTS

                                         Page
                                         ----

Available                                  2
Information....................

Incorporation of Certain
   Documents by Reference......            2

The                                        4
Company........................

Use of Proceeds................            9

Selling                                   10
Shareholders...................

Plan of                                   12
Distribution...................

Description of Securities to be
Registered.....................           13

Legal Matters..................           14

Experts........................           15

                                 660,000 Shares







                            SIRCO INTERNATIONAL CORP.







                                  Common Stock








                                 ---------------

                                   PROSPECTUS
                                 ---------------







                               ___________ , 1998






--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          Other Expenses of Issuance and Distribution.

         Estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:

                Registration Fee.................................  $     775.50
                Legal Fees and Expenses..........................      9,000.00
                Accounting Fees and Expenses.....................      5,000.00
                Miscellaneous....................................      1,224.50
                                                                   ------------

                         Total                                        16,000.00


ITEM 15.          Indemnification of Directors and Officers

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a
"derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholders vote, agreement or otherwise.

         Article XII of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL. Article XII of the Registrant's by-laws further provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

         Section 402(b) of the BCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the BCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the BCL. Article Sixth of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Registrant shall be liable to the Registrant or its shareholders for any breach of duty in such capacity except as provided in Section 402(b) of the BCL.

         Any amendment to or repeal of the Registrant's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         The Registrant maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Registrant against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Registrant against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

      Exhibit No.              Description
      -----------              -----------

          5             Opinion of Pryor Cashman Sherman & Flynn LLP

          23.1 Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 5.1)

          23.2          Consent of Nussbaum Yates & Wolpow, P.C.

          23.3          Consent of Blackman Kallick Bartelstein, LLP

          24 Powers of Attorney (included in the signature page of this Registration Statement)

Item 17.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i) To include  any  prospectus  required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration   Fee"  table  in  the   effective   Registration
                  Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on this 12th day of May, 1998.

                                               SIRCO INTERNATIONAL CORP.


                                               By:   /s/ Joel Dupre
                                                     --------------
                                                     Joel Dupre
                                                     Chairman of the Board and
                                                     Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes Joel Dupre, Eric M. Hellige and Paul H. Riss, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Dated: May 12, 1998                                  /s/ Joel Dupre
                                                     --------------
                                                     (Joel Dupre)
                                                     Chairman of the Board and
                                                     Chief Executive Officer



Dated: May 12, 1998                                  /s/ Paul H. Riss
                                                     ----------------
                                                     (Paul H. Riss)
                                                     Chief Financial Officer
                                                     and Treasurer



Dated: May 12, 1998                                  /s/ Eric M. Hellige
                                                     -------------------
                                                     (Eric M. Hellige)
                                                     Secretary


Dated: May 12, 1998                                  /s/ Eric Smith
                                                     --------------
                                                     (Eric Smith)
                                                     Director


Dated: May 12, 1998                                  /s/ Barrie Sommerfield
                                                     ----------------------
                                                     (Barrie Sommerfield)
                                                     Director